Exhibit 10.30

NOTE EXCHANGE AGREEMENT

This Note Exchange Agreement (the “Agreement”) is made effective as of September 11, 2012 (the “Effective Date”), and is entered into by and between U.S. Dry Cleaning Services Corporation, a Delaware corporation (the “Company”), and Wolf, Rifkin, Shapiro, Shulman & Rabkin, LLP, a California limited liability partnership (“Holder”).

WHEREAS, the Company issued to Holder two 10% Senior Secured Promissory Note Due September 23, 2013, in the aggregate principal amount of approximately Two Hundred Eighty Thousand Dollars ($280,000) (the “Original Notes”), and in connection therewith, the Company granted to Holder a security interest in the Company’s assets as more specifically set forth in that certain Security Agreement dated September 23, 2011 (the “Security Agreement”); and

WHEREAS, the Company desires to offer a combination of an upfront cash payment, a new promissory note, and a stock grant, all on such terms as set forth below, in exchange for cancelation of the Original Notes.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

1.                                      Cash Payment.  As partial consideration for the cancellation of the Original Notes hereunder, the Company hereby agrees to pay to Holder a cash payment of Seventy Thousand Dollars ($70,000) (the “Cash Payment”).  The Company shall deliver the Cash Payment to Holder by wire transfer or other immediately available funds, at the direction of Holder, within five (5) days of the Effective Date.

2.                                      Issuance of New Note.  As additional consideration for the cancellation of the Original Notes, the Company hereby agrees to issue to Holder a new 10% Senior Secured Promissory Note Due March 31, 2015, substantially in the form attached hereto as Exhibit A (the “New Note”), in a principal amount of Seventy Thousand Dollars ($70,000).  In connection therewith, Holder hereby agrees to enter into an Intercreditor Agreement, substantially in the form attached hereto as Exhibit B (the “Intercreditor Agreement”).  The indebtedness represented by the New Note and the payment of the principle and interest on the New Note shall conform with the terms of the September Debentures (as such term is defined in the New Note), as amended, held by Setal 7, LLC with regards to term, the payment of interest and priority.  The Company shall execute and deliver the New Note on the Effective Date.  The indebtedness represented by the New Note shall be considered an “Obligation” of the Company under the Security Agreement and Holder shall be entitled to all rights and remedies provide by the Security Agreement.

3.                                      Stock Grant.  If and when the Company consummates an underwritten public offering of shares of its common stock pursuant to a registration statement filed with and declared effective by the Securities Exchange Commission after the date of this Agreement (the “Public Offering”), or otherwise upon demand by Holder, the Company shall issue equally to Holder and Simon Aron that aggregate number of shares of the Company’s common stock equal to One Hundred Forty Thousand Dollars ($140,000) divided by the lesser of (i) eighty percent (80%) of the per share price of the Company’s common stock sold in the Public Offering, or (ii) Five Dollars ($5.00), subject to proportionate adjustment for any stock splits, subdivisions, conversions reclassifications of any capital stock of the Company so that they conversion price most closely approximates the economic benefit set forth herein.

4.                                      Cancellation of Original Notes.  Holder hereby agrees that immediately upon receipt of the Cash Payment and delivery of the New Note and without the need for any additional agreement or further written instrument:  (i) the Original Notes shall be cancelled and the Company shall have no further obligations thereunder, (ii) Holder shall release and discharge the Company from any claims, demands, causes of actions, liabilities or damages, known or unknown, which Holder may now or hereafter have which is in any way connected with the Original Notes, and (iii) Holder shall promptly return the Original Notes to the Company marked cancelled.

5.                                      Miscellaneous.

a.                                      Entire Agreement.  This Agreement constitutes the entire agreement between Holder and the Company concerning its subject matter and supersedes all prior oral and written communications between Holder and the Company with respect to the subject matter contained herein.

b.                                      Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

c.                                       Dispute Resolution.  The parties hereby (a) irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of Orange County, California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of Orange County, California, and (c) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

d.                                      Attorneys’ Fees.  If any party to this Agreement commences an action against another party to this Agreement to interpret or enforce any of the terms of this Agreement, or because of the other party’s breach of any provision set forth in this Agreement, the losing party shall pay the prevailing party’s reasonable attorneys’ fees, costs and expenses, court costs and other costs of action incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment.

e.                                       Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY	U.S. Dry Cleaning Services Corporation,
a Delaware corporation

	By:	/S/ Alex Bond
Alex M. Bond, Chief Executive Officer

HOLDER	Wolf, Rifkin, Shapiro, Shulman & Rabkin, LLP,
a California limited liability partnership

	By:	/S/ MICHAEL WOLF
Michael Wolf, Managing Partner